Exhibit 8.1
[Letterhead of Cravath, Swaine & Moore LLP]
November 13, 2009
Agreement and Plan of Reorganization by and between GulfMark
Offshore, Inc. and New GulfMark Offshore, Inc.
Ladies and Gentlemen:
          You have asked for our opinion concerning (i) the merger (the “Merger”) of GulfMark Offshore, Inc., a Delaware corporation (the “Company”) with and into New GulfMark Offshore, Inc. (“New GulfMark”), with New GulfMark surviving and (ii) the conversion (the “Conversion”) of New GulfMark Class A Common Stock into New GulfMark Class B Common Stock (together, the “Transactions”).
          The Merger will occur pursuant to the Agreement and Plan of Reorganization dated as of October 14, 2009 (the “Reorganization Agreement”), by and between the Company and New GulfMark. The Conversion will automatically occur upon determination by the Board of Directors of New GulfMark that either (a) the U.S. ownership requirements of the applicable U.S. maritime and vessel documentation laws (the “Maritime Restrictions”) no longer apply to New GulfMark (or have been amended so that the Maritime Restrictions are no longer necessary) or (b) the elimination of such restrictions is in the best interests of New GulfMark and its stockholders. All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Reorganization Agreement.
          This opinion is provided pursuant to Section 5.01(d) of the Reorganization Agreement. In rendering our opinion, we have examined and with your consent are relying upon: (i) the Reorganization Agreement; (ii) the registration statement on Form S-4 relating to the Reorganization and any amendments thereto, which includes the proxy statement and the prospectus (the “Registration Statement”); and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
          In rendering this opinion, we have assumed, with your consent, that: (i) the Transactions will be consummated in accordance with the provisions of the Reorganization Agreement and the Registration Statement; and (ii) the statements concerning the Transactions set forth in the Reorganization Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Reorganization Agreement. If any of the above described assumptions are untrue for any reason or if the Transactions are consummated in a manner that is different from the manner in which it is described in the Reorganization Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.
          Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention.
          Based upon and subject to the foregoing, in our opinion, for U.S. Federal income tax purposes: (i) the Merger will qualify as a reorganization under Section 368(a)(1)(F) of the Code; (ii) a stockholder will not recognize any gain or loss in the Merger as a result of the conversion of Company Common Stock into New GulfMark Class A Common Stock; (iii) a stockholder’s basis in New GulfMark Class A Common Stock received in the Merger will equal the basis in the Company Common Stock converted therefor; (iv) if a stockholder holds the Company Common Stock and the New GulfMark Class A Common Stock as a capital asset, the stockholder’s holding period for New GulfMark Class A Common Stock received in the Merger will include the holding period for the Company Common Stock converted therefor; (v) neither the Company nor New GulfMark will recognize gain or loss as a result of the Merger; (vi) the Conversion will qualify as a reorganization under Section 368(a)(1)(E) of the Code; (vii) a stockholder will not recognize any gain or loss on the conversion of New GulfMark Class A Common Stock for New GulfMark Class B Common Stock in the Conversion; (viii) a stockholder’s basis in New GulfMark Class B Common Stock received in the Conversion will equal the basis in the New GulfMark Class A Common Stock converted therefor; (ix) if a stockholder holds the New GulfMark Class A Common Stock and the New GulfMark Class B Common Stock as a capital asset, the stockholder’s holding period for New GulfMark Class B Common Stock received in the Conversion will include the holding period for the New GulfMark Class A Common Stock converted therefor; and (x) New GulfMark will not recognize gain or loss as a result of the Conversion.
          We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to other tax consequences of the Transactions, including tax consequences under any state, local or foreign law, or with respect to other areas of United States Federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.
          We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 8.1 to the

Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
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          To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any U.S. Federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.
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      Very truly yours,

/s/ Cravath, Swaine & Moore LLP
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, TX 77042